Exhibit 10.1

Execution Version

Published CUSIP Number:78333GAG3

Revolving Credit CUSIP Number:78333GAH1

AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of October 18, 2021,

by and among

RUTH’S HOSPITALITY GROUP, INC.,
as Borrower,

the Subsidiaries of the Borrower,
as Guarantors,

the Lenders referred to herein,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Issuing Lender

WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Sole Bookrunner

CID #:  000011416

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TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	1
SECTION 1.1	Definitions1
SECTION 1.2	Other Definitions and Provisions35
SECTION 1.3	Accounting Terms35
SECTION 1.4	UCC Terms36
SECTION 1.5	Rounding36
SECTION 1.6	References to Agreement and Laws36
SECTION 1.7	Times of Day36
SECTION 1.8	Letter of Credit Amounts36
SECTION 1.9	Guarantees37
SECTION 1.10	Covenant Compliance Generally37
ARTICLE II REVOLVING CREDIT FACILITY	37
SECTION 2.1	Revolving Credit Loans37
SECTION 2.2	Swingline Loans37
SECTION 2.3	Procedure for Advances of Revolving Credit Loans and Swingline Loans39
SECTION 2.4	Repayment and Prepayment of Revolving Credit and Swingline Loans40
SECTION 2.5	Permanent Reduction of the Commitment40
SECTION 2.6	Termination of Revolving Credit Facility41
ARTICLE III LETTER OF CREDIT FACILITY	41
SECTION 3.1	L/C Facility41
SECTION 3.2	Procedure for Issuance of Letters of Credit42
SECTION 3.3	Commissions and Other Charges42
SECTION 3.4	L/C Participations43
SECTION 3.5	Reimbursement Obligation of the Borrower44
SECTION 3.6	Obligations Absolute44
SECTION 3.7	Effect of Letter of Credit Application45
SECTION 3.8	Letters of Credit Issued for Subsidiaries46
ARTICLE IV GENERAL LOAN PROVISIONS	46
SECTION 4.1	Interest46
SECTION 4.2	Notice and Manner of Conversion or Continuation of Loans47
SECTION 4.3	Fees47

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SECTION 4.4	Manner of Payment48
SECTION 4.5	Evidence of Indebtedness48
SECTION 4.6	Sharing of Payments by Lenders49
SECTION 4.7	Administrative Agent’s Clawback49
SECTION 4.8	Changed Circumstances50
SECTION 4.9	Indemnity53
SECTION 4.10	Increased Costs53
SECTION 4.11	Taxes55
SECTION 4.12	Mitigation Obligations; Replacement of Lenders58
SECTION 4.13	Incremental Loans59
SECTION 4.14	Cash Collateral61
SECTION 4.15	Defaulting Lenders62
ARTICLE V CONDITIONS OF CLOSING AND BORROWING	64
SECTION 5.1	Conditions to Closing and Initial Extensions of Credit64
SECTION 5.2	Conditions to All Extensions of Credit67
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES	68
SECTION 6.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries68
SECTION 6.2	Authorization of Borrowing, etc69
SECTION 6.3	Financial Condition69
SECTION 6.4	No Material Adverse Effect70
SECTION 6.5	Title to Properties; Liens; Real Property; Intellectual Property70
SECTION 6.6	Litigation; Adverse Facts70
SECTION 6.7	Payment of Taxes71
SECTION 6.8	Governmental Regulation71
SECTION 6.9	Securities Activities71
SECTION 6.10	Employee Benefit Plans71
SECTION 6.11	Certain Fees72
SECTION 6.12	Environmental Protection72
SECTION 6.13	Employee Matters72
SECTION 6.14	Solvency72
SECTION 6.15	Matters Relating to Collateral72
SECTION 6.16	Disclosure73
SECTION 6.17	FDD73
SECTION 6.18	Anti-Corruption Laws and Sanctions73

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SECTION 6.19	Excluded Subsidiaries74
ARTICLE VII AFFIRMATIVE COVENANTS	74
SECTION 7.1	Financial Statements and Other Reports74
SECTION 7.2	Existence, etc78
SECTION 7.3	Payment of Taxes and Claims; Tax78
SECTION 7.4	Maintenance of Properties; Insurance79
SECTION 7.5	Inspection Rights79
SECTION 7.6	Compliance with Laws, etc79
SECTION 7.7	Environmental Matters79
SECTION 7.8	Additional Subsidiaries80
SECTION 7.9	Use of Proceeds80
SECTION 7.10	Compliance with Anti-Corruption Laws and Sanctions81
SECTION 7.11	Compliance with ERISA81
SECTION 7.12	Further Assurances81
ARTICLE VIII NEGATIVE COVENANTS	81
SECTION 8.1	Indebtedness82
SECTION 8.2	Liens and Related Matters82
SECTION 8.3	Investments; Acquisitions83
SECTION 8.4	Contingent Obligations84
SECTION 8.5	Restricted Junior Payments84
SECTION 8.6	Financial Covenants84
SECTION 8.7	Restrictions on Fundamental Changes; Asset Sales85
SECTION 8.8	Transactions with Shareholders and Affiliates86
SECTION 8.9	Sale and Lease-Backs86
SECTION 8.10	Conduct of Business86
SECTION 8.11	Amendments to Organizational Documents87
SECTION 8.12	Fiscal Year87
SECTION 8.13	FDD87
SECTION 8.14	Excluded Subsidiaries87
ARTICLE IX DEFAULT AND REMEDIES	87
SECTION 9.1	Events of Default87
SECTION 9.2	Remedies89
SECTION 9.3	Rights and Remedies Cumulative; Non-Waiver; etc90
SECTION 9.4	Crediting of Payments and Proceeds91
SECTION 9.5	Administrative Agent May File Proofs of Claim92

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SECTION 9.6	Credit Bidding92
ARTICLE X THE ADMINISTRATIVE AGENT	93
SECTION 10.1	Appointment and Authority93
SECTION 10.2	Rights as a Lender93
SECTION 10.3	Exculpatory Provisions94
SECTION 10.4	Reliance by the Administrative Agent95
SECTION 10.5	Delegation of Duties95
SECTION 10.6	Resignation of Administrative Agent95
SECTION 10.7	Non-Reliance on Administrative Agent and Other Lenders97
SECTION 10.8	No Other Duties, Etc97
SECTION 10.9	Collateral and Guaranty Matters97
SECTION 10.10	Secured Hedge Agreements and Secured Cash Management Agreements98
SECTION 10.11	Certain ERISA Matters99
ARTICLE XI MISCELLANEOUS	100
SECTION 11.1	Notices100
SECTION 11.2	Amendments, Waivers and Consents102
SECTION 11.3	Expenses; Indemnity104
SECTION 11.4	Right of Setoff106
SECTION 11.5	Governing Law; Jurisdiction, Etc106
SECTION 11.6	Waiver of Jury Trial107
SECTION 11.7	Reversal of Payments107
SECTION 11.8	Injunctive Relief108
SECTION 11.9	Successors and Assigns; Participations108
SECTION 11.10	Treatment of Certain Information; Confidentiality111
SECTION 11.11	Performance of Duties112
SECTION 11.12	All Powers Coupled with Interest113
SECTION 11.13	Survival113
SECTION 11.14	Titles and Captions113
SECTION 11.15	Severability of Provisions113
SECTION 11.16	Counterparts; Integration; Effectiveness; Electronic Execution113
SECTION 11.17	Term of Agreement114
SECTION 11.18	USA PATRIOT Act114
SECTION 11.19	Independent Effect of Covenants115
SECTION 11.20	No Advisory or Fiduciary Responsibility115

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SECTION 11.21	Inconsistencies with Other Documents116
SECTION 11.22	Acknowledgment and Consent to Bail-In of Affected Financial Institutions116
SECTION 11.23	Erroneous Payments116
SECTION 11.24	Acknowledgment Regarding Any Supported QFCs118
SECTION 11.25	Amendment and Restatement119
ARTICLE XII GUARANTY	119
SECTION 12.1	The Guaranty119
SECTION 12.2	Obligations Unconditional120
SECTION 12.3	Reinstatement121
SECTION 12.4	Certain Additional Waivers121
SECTION 12.5	Remedies121
SECTION 12.6	Rights of Contribution121
SECTION 12.7	Guarantee of Payment; Continuing Guarantee122
SECTION 12.8	Keepwell122

v

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EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

SCHEDULES
Schedule 1.1(a)	-	Existing Letters of Credit
Schedule 1.1(b)	-	Commitments and Commitment Percentages
Schedule 6.1	-	Borrower and Subsidiaries
Schedule 6.5(a)	-	Real Property
Schedule 6.5(b)	-	Intellectual Property
Schedule 6.12 Schedule 6.19	- -	Environmental Matters Excluded Subsidiaries
Schedule 8.1	-	Existing Indebtedness
Schedule 8.2	-	Existing Liens
Schedule 8.3	-	Existing Investments
Schedule 8.4	-	Existing Contingent Obligations

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 18, 2021, by and among RUTH’s HOSPITALITY GROUP, INC., a Delaware corporation, as Borrower, the Guarantors (as defined herein), the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

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“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Leverage Ratio:

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	LIBOR+	Base Rate+
I.	Less than 0.75 to 1.00	0.20%	1.50%	0.50%
II.	Greater than or equal to 0.75 to 1.00, but less than 1.50 to 1.00	0.25%	1.75%	0.75%
III.	Greater than or equal to 1.50 to 1.00, but less than 2.25 to 1.00	0.30%	2.00%	1.00%
IV.	Greater than or equal to 2.25 to 1.00	0.35%	2.25%	1.25%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides a Compliance Certificate pursuant to Section 7.1(iv) for the most recently ended Fiscal Quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level II until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide a Compliance Certificate when due as required by Section 7.1(iv) for the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level IV until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding such Calculation Date.  The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.1(ii), (iii) or (iv) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, if any, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 4.1(b) and 10.2 nor any of their other rights under this Agreement or any other Loan Document.  The Borrower’s

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obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder for a period of one year following the termination of such Commitments and repayment of such Obligations hereunder.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole bookrunner.

“Asset Sale” means the sale by any Credit Party or any Subsidiary thereof to any Person other than any Credit Party of (i) any of the stock of any of the Borrower’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of any Credit Party or any Subsidiary thereof, or (iii) any other assets (whether tangible or intangible) of any Credit Party or any Subsidiary thereof (other than (a) inventory sold in the ordinary course of business, (b) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection and (c) any such other assets to the extent that the aggregate value of such assets sold in any Fiscal Year is equal to $5,000,000 or less).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.8(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

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“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.8(c)(i).

“Benchmark Replacement” means, for any Available Tenor,

(a)with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment; provided, that, if the Borrower has provided a notification to the Administrative Agent in writing on or prior to such Benchmark Replacement Date that the Borrower has a Hedge Agreement in place with respect to any of the Loans as of the date of such notice (which such notification the Administrative Agent shall be entitled to rely upon and shall have no duty or obligation to ascertain the correctness or completeness of), then the Administrative Agent, in its sole discretion, may decide not to determine the Benchmark Replacement pursuant to this clause (a)(1) for such Benchmark Transition Event or Early Opt-in Election, as applicable;

(2)the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

(b)with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment; or

(c)with respect to any Other Benchmark Rate Election, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, (i) in the case of clause (a)(1), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or

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(a)(3), clause (b) or clause (c) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)for purposes of clauses (a)(1) and (b) of the definition of “Benchmark Replacement,” an amount equal to (A) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (B) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration and (C) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration;

(2)for purposes of clause (a)(2) of the definition of “Benchmark Replacement,” an amount equal to 0.26161% (26.161 basis points);

(3)for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities; and

(4)for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

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(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(c)in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrower pursuant to Section 4.8(c)(i)(B); or

(d)in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

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(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means Ruth’s Hospitality Group, Inc., a Delaware corporation.

“Borrower Materials” has the meaning assigned thereto in Section 7.1.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Cash Collateralize” means, to pledge and deposit with, or deliver to the Administrative Agent, or directly to the Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of the Issuing Lender, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of

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the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, the Issuing Lender and the Swingline Lender, as applicable.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one year from the date of acquisition thereof, (b) commercial paper issued by, or guaranteed by a domestic corporation rated “A-1” (or the equivalent thereof) or better by S&P or “P-1” (or the equivalent thereof) or better by Moody’s maturing no more than one year from the date of acquisition thereof, (c) certificates of deposit maturing no more than one year from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $250,000,000 and having a rating of “A” or better by a nationally recognized rating agency, or (d) time deposits maturing no more than one year from the date of acquisition thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Credit Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Cash Management Agreement with a Credit Party, in each case in its capacity as a party to such Cash Management Agreement.

“Change in Control” means any of the following: (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than the Specified Existing Holders, becomes the beneficial owner, directly or indirectly of twenty percent (20%) or more of the issued and outstanding shares of Equity Interests of the Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of the Borrower or (ii) the occurrence of a change in the composition of the Governing Body of the Borrower such that a majority of the members of any such Governing Body are not Continuing Members.  As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel

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III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

“Commitment Fee” has the meaning assigned thereto in Section 4.3(a).

“Commitment” means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 4.13) and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 4.13). The aggregate Commitments of all the Lenders on the Closing Date shall be ONE HUNDRED FORTY MILLION DOLLARS ($140,000,000).  The Commitment of each Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(b).

“Commitment Percentage” means, with respect to any Lender at any time, the percentage of the total Commitments of all the Lenders represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.  The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.1(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period and without duplication, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries; provided that “Consolidated Capital Expenditures” shall not include Permitted Acquisition Consideration or Permitted Franchise Acquisition Consideration.  For purposes of this definition, the purchase price of any asset that is purchased with insurance proceeds or with Net Asset Sale Proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the amount of such insurance proceeds or Net Asset Sale Proceeds, as the case may be.

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“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense, but excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

“Consolidated Cash on Hand” means, as of any date of determination, the sum of the amount of cash and Cash Equivalents of the Credit Parties and their Subsidiaries on a Consolidated basis (it being understood that such amount shall exclude in any event any cash and Cash Equivalents identified as “restricted” on the balance sheet of the Borrower (other than cash or Cash Equivalents restricted in favor of the Administrative Agent) or otherwise subject to a security interest in favor of any other Person (other than security interests under the Loan Documents)).

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) non-cash write-offs or impairment of restaurant assets (including write-offs due to impairment of goodwill), (vii) non-recurring costs and expenses in connection with severance payments, hurricane and relocation costs, and business acquisition costs, (viii) ongoing non-cash GAAP costs in connection with, but not limited to, stock options, restricted stock, bank fees and pre-opening straight-line rent, (ix) non-recurring costs and expenses in connection with permanent restaurant closures and lease terminations in an aggregate amount not to exceed $10,000,000 during such period, and (x) pre-opening expenses payable in connection with the opening of a new restaurant in an amount not to exceed $1,250,000 for each new restaurant, in the case of clauses (ii)-(x), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income, all of the foregoing as determined on a consolidated basis for the Borrower and its Subsidiaries in conformity with GAAP.  For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis.

“Consolidated EBITDAR” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated EBITDA and (ii) Consolidated Rental Expense.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled principal payments in respect of Consolidated Total Debt, and (iii) Consolidated Rental Expense, all of the foregoing as determined on a consolidated basis for the Borrower and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in Section 4.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in Section 4.3 payable on or before the Closing Date.

“Consolidated Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Total Debt as at such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarter period most recently ended as at such date.

“Consolidated Maintenance Capital Expenditures” means, for any period, Consolidated Capital Expenditures minus all such Consolidated Capital Expenditures relating to (i) developing, constructing and opening new restaurants, and (ii) major restaurant remodeling in excess of $1,000,000 for any restaurant location.

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“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, (iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

“Consolidated Rental Expense” means, for any period, the aggregate amount of all rents paid or payable during that period under all Real Property Operating Leases to which the Borrower or any of its Subsidiaries is a party as lessee as determined on a consolidated basis for the Borrower and its Subsidiaries in conformity with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof or (ii) under Hedge Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any such agreement described under this clause (c), the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Continuing Member” means, as of any date of determination any member of the Governing Body of the Borrower who (i) was a member of such Governing Body on the Closing Date or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved.

“Contractual Obligation”, as applied to any Person, means any provision of any Equity Interests issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking,

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agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity investments in the Borrower and/or other companies.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which any Credit Party or any Subsidiary thereof is a party.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the United States Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 9.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 4.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to

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comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.15(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a)  mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided that if such Equity Interests is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

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(a)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.9(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.

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“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“ERISA Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned thereto in Section 11.23(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

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“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 9.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Subsidiaries” means each of (i) RHG Kingfish, LLC, a Florida limited liability company, (ii) RHG Fish Market, Inc., a Florida corporation, (iii) MFM Winter Park, LLC, a Florida limited liability company, (iv) RCSH Millwork, LLC, a Florida limited liability company, (v) The Ruth Foundation, a Delaware non-stock corporation, and (vi) Ruth’s Hospitality Group Employee Relief Fund, Inc., a Florida not-for-profit corporation.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under Section 12.8).  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of February 2, 2017 (as amended, modified, restated or supplemented immediately prior to the date hereof), among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

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“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1(a).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Commitment Percentage of the L/C Obligations then outstanding, and (iii) such Lender’s Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Credit Party or any Subsidiary thereof or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDD” means the Borrower’s Franchise Disclosure Document.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.  Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the fee letter agreement dated as of the Closing Date among the Borrower, Wells Fargo and the Arranger.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fiscal Quarter” means the fiscal quarter of the Borrower and its Subsidiaries ending on the last Sunday in March, June, September and December of each calendar year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on the last Sunday in December of each calendar year.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

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“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of

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guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuming in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).

“Guarantors” means (a) collectively, all direct and indirect Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.8 (provided that the Excluded Subsidiaries are not, and shall not be required to be, Guarantors to the extent that such Subsidiaries are in compliance with Section 8.14) and (b) with respect to (i) all obligations under any Secured Hedge Agreement and any Secured Cash Management Agreement and (ii) Swap Obligations of a Specified Credit Party (determined before giving effect to Sections 12.1 and 12.8) under the Guaranty hereunder, the Borrower, and in each case, their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article XII.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement with a Credit Party permitted under Article VIII, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Hedge Agreement with a Credit Party, in each case in its capacity as a party to such Hedge Agreement.

“Increased Amount Date” has the meaning assigned thereto in Section 4.13(a).

“Incremental Commitments” has the meaning assigned thereto in Section 4.13(a).

“Incremental Lender” has the meaning assigned thereto in Section 4.13(a).

“Incremental Loans” has the meaning assigned thereto in Section 4.13(a).

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“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) Synthetic Lease Obligations, (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (vii) all obligations under letters of credit that have been drawn but not reimbursed (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties), and (viii) all obligations of any such Person in respect of Disqualified Equity Interests.  Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Credit Parties under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of the Credit Parties and their Subsidiaries.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), three (3), or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a)the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c)any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d)no Interest Period shall extend beyond the Maturity Date; and

(e)there shall be no more than eight (8) Interest Periods in effect at any time.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which any Credit Party or any Subsidiary thereof is a party.

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“Interstate Commerce Act” means the body of law commonly known as the Interstate Commerce Act (49 U.S.C. App. § 1 et seq.).

“Investment” means (i) any direct or indirect purchase or other acquisition by any Credit Party or any Subsidiary thereof of, or of a beneficial interest in, any Equity Interests of any other Person (including any Subsidiary of the Borrower,), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person other than the Borrower or any of its Subsidiaries, of any Equity Interests of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Lender” means Wells Fargo, in its capacity as issuer of any Letter of Credit, or any successor thereto.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all of the Lenders other than the Issuing Lender.

“L/C Sublimit” means the lesser of (a) TEN MILLION DOLLARS ($10,000,000) and (b) the Commitment.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 4.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 4.13.

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“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means the collective reference to Letters of Credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

“LIBOR” means, subject to the implementation of a Benchmark Replacement in accordance with Section 4.8(c),

(a)for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period.  If, for any reason, such rate is not so published then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and

(b)for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day.  If, for any reason, such rate is not so published then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, (x) in no event shall LIBOR (including any Benchmark Replacement with respect thereto) be less than 0% and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 4.8(c), in the event that a Benchmark Replacement with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Benchmark Replacement.

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

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“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidity” means, as of any date of determination, an amount equal to the sum of (a) the aggregate borrowing availability under the Revolving Credit Facility as of such date plus (b) Consolidated Cash on Hand as of such date.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the Fee Letter, and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).

“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect upon (i) the business, operations, properties, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) the ability of any Credit Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

“Maturity Date” means the earliest to occur of (a) October 18, 2026, (b) the date of termination of the entire Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Commitment pursuant to Section 9.2(a).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the sum of (i) the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) the Fronting Exposure of the Swingline Lender with respect to all Swingline Loans outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender that is entitled to Cash Collateral hereunder at such time in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

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“Net Asset Sale Proceeds”, with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Credit Party or of any Affiliate of a Credit Party.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders, the Issuing Lender or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Benchmark Rate Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

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(a)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR-based rate, a term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.12).

“Participant” has the meaning assigned thereto in Section 11.9(d).

“Participant Register” has the meaning assigned thereto in Section 11.9(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means any acquisition by the Borrower or any Guarantor in the form of an acquisition of all or substantially all of the business or a line of business, business unit or division of (whether by the acquisition of Equity Interests, assets or any combination thereof) of any other Person (other than a Ruth’s Chris restaurant franchise or franchisee) if such acquisition meets all of the following requirements:

(i)no less than ten Business Days prior to the proposed closing date of such acquisition, the Borrower will have delivered written notice of such acquisition to Administrative Agent, which notice will include the proposed closing date of such acquisition;

(ii)the Borrower will have certified on or prior to the proposed closing date of such acquisition, in writing and in a form reasonably acceptable to Administrative Agent, that such

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acquisition has been approved by the Governing Body of the Person to be acquired or whose business is to be acquired;

(iii)the Person or business to be acquired will be in a line of business permitted pursuant to Section 8.10;

(iv)if such transaction is a merger or consolidation, the Borrower or a Guarantor will be the surviving Person and no Change in Control will have been effected thereby;

(v)the Borrower shall have delivered to Administrative Agent such documents reasonably requested by Administrative Agent pursuant to Section 7.8 to be delivered at the time required pursuant to Section 7.8;

(vi)no later than two Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to Administrative Agent a Compliance Certificate for the most recently ended Fiscal Quarter preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to Administrative Agent, that the Consolidated Leverage Ratio is less than or equal to 2.75:1.00 on a Pro Forma Basis (as of the proposed closing date of such acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith);

(vii)no later than two Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to Administrative Agent substantially final drafts of the acquisition agreement and related documents and such diligence information as reasonably requested by Administrative Agent;

(viii)no Default or Event of Default has occurred and is continuing before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith;

(ix)the Borrower shall have obtained the prior written consent of Administrative Agent and the Required Lenders prior to the consummation of such acquisition if the Permitted Acquisition Consideration for any such acquisition (or series of related acquisitions) exceeds $50,000,000 in the aggregate (excluding any portion of the Permitted Acquisition Consideration paid with Equity Interests of the Borrower);

(x)after giving effect to such acquisition, Liquidity is at least $25,000,000; and

(xi)the Borrower will have delivered to Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such acquisition.

“Permitted Acquisition Consideration” means, with respect to any proposed acquisition, the aggregate amount of the purchase price, including any assumed Indebtedness, earn-outs (valued at the maximum amount payable thereunder), deferred payments or Equity Interests of the Borrower to be paid in connection with such proposed acquisition.

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Security Documents):

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(i)Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 7.3;

(ii)statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks as to deposit accounts, provided that, in each case, (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or any of its Subsidiaries owning the affected deposit account in excess of those set forth by regulations promulgated by the Federal Reserve Board or any foreign regulatory agency performing an equivalent function, and (b) such deposit account is not intended by the Borrower or any of its Subsidiaries to provide collateral (other than such as is ancillary to the establishment of such deposit account) to the bank, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (1) for amounts not yet overdue or (2) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (x) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (y) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(iii)deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv)any attachment or judgment Lien not constituting an Event of Default under Section 9.1(h) or (i);

(v)licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(vi)easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(vii)any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

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(x)any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(xi)Liens granted pursuant to the Security Documents and on cash or deposits granted in favor of Swingline Lender or Issuing Lender to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans; and

(xii)Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating leases, reciprocal easements or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries.

“Permitted Franchise Acquisition” means any acquisition by the Borrower or any Guarantor of Ruth’s Chris restaurant franchises and franchisees so long as (x) no Default or Event of Default has occurred and is continuing before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith, (y) no later than two Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to Administrative Agent a Compliance Certificate for the most recently ended Fiscal Quarter preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to Administrative Agent, that the Consolidated Leverage Ratio is less than or equal to 2.75:1.00 on a Pro Forma Basis (as of the proposed closing date of such acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) and (z) after giving effect to such acquisition, Liquidity is at least $25,000,000.

“Permitted Franchise Acquisition Consideration” means, with respect to any proposed acquisition of a Ruth’s Chris restaurant franchise or franchisee, the aggregate amount of the purchase price, including any assumed Indebtedness, earn-outs (valued at the maximum amount payable thereunder), deferred payments or Equity Interests of the Borrower to be paid in connection with such proposed acquisition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a)all income statement items (whether positive or negative) attributable to the property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a Permitted Acquisition or any Ruth’s Chris restaurant franchise or franchisee acquired in a

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Permitted Franchise Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact);

(b)non-recurring costs, extraordinary expenses and other pro forma adjustments attributable to such Specified Transaction may be included to the extent that such costs, expenses or adjustments (i) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent), (ii) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Borrower and its Subsidiaries and (iii) are permitted as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933; provided that the foregoing costs, expenses and adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA or clause (a) above.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” has the meaning assigned thereto in Section 7.1.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the Guaranty under Section 12.1 becomes effective with respect to such Swap Obligation or such other Credit Party that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Real Property Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any real property that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned thereto in Section 11.9(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by the Issuing Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

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“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interests of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of the Borrower now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Borrower now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment, with respect to any Subordinated Indebtedness.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 4.13).

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form attached as

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Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between or among any Credit Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement between or among any Credit Party and any Hedge Bank.

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“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement (other than an Excluded Swap Obligation) and (ii) any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.5, any other holder from time to time of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Security Agreement” means the Amended and Restated Security Agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Administrative Agent.

“Security Documents” means the collective reference to the Security Agreement and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any property or assets securing the Secured Obligations.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair valuation and fair saleable value of the property of such Person is (1) greater than the total amount of debts and liabilities (including unliquidated liabilities, unmatured liabilities, contingent liabilities and liabilities that would not be required to be reported under GAAP) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts and liabilities (including unliquidated liabilities, unmatured liabilities, contingent liabilities and liabilities that would not be required to be reported under GAAP) as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual liability.

“Specified Credit Party” means, any Credit Party that is, at the time on which the Guaranty (or grant of security interest, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 12.8.

“Specified Disposition” means any Asset Sale having gross sales proceeds in excess of the Threshold Amount.

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“Specified Existing Holders” means BlackRock, Inc. and FMR LLC and each of their Controlled Investment Affiliates.

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition, (c) any Permitted Franchise Acquisition and (d) the Transactions.

“Subordinated Indebtedness” means any Indebtedness of any Credit Party incurred from time to time and subordinated in right of payment to the Obligations on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the Governing Body or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the lesser of (a) FIVE MILLION DOLLARS ($5,000,000) and (b) the Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Synthetic Lease Obligation” means the monetary obligation of a Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

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“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8(c) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Threshold Amount” means, at any date of determination, the greater of (i) $5,000,000 and (ii) 8% of Consolidated EBITDA for the four consecutive Fiscal Quarter period most recently ended prior to such date.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Transactions” means, collectively, (a) the repayment in full of all Indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date (excluding Indebtedness permitted pursuant to Section 8.1), (b) the initial Extensions of Credit and (c) the payment of the costs and expenses incurred in connection with the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“USD LIBOR” means the London interbank offered rate for Dollars.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 4.11(g).

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“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.3Accounting Terms.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(iii), except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in

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GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further that (A) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements and (B) all financial statements delivered to the Administrative Agent hereunder shall contain a schedule showing the modifications necessary to reconcile the adjustments made pursuant to clause (A) above with such financial statements.

SECTION 1.4UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5Rounding.  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act of 1933, the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

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SECTION 1.9Guarantees.  Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

SECTION 1.10Covenant Compliance Generally.  For purposes of determining compliance under Sections 8.1, 8.2, 8.3, 8.4, 8.5 and 8.7, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 7.1(iii).  Notwithstanding the foregoing, for purposes of determining compliance with Sections 8.1, 8.2, 8.3 and 8.4, with respect to any amount of Indebtedness, Contingent Obligations or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1Revolving Credit Loans.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date to, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Commitment and (b) the Revolving Credit Exposure of any Lender shall not at any time exceed such Lender’s Commitment.  Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.

SECTION 2.2Swingline Loans.

(a)Availability.  Subject to the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, Section 5.2(d) of this Agreement, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower from time to time from the Closing Date to, but not including, the Maturity Date; provided, that (i) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Commitment and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.

(b)Refunding.

(i)The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Lender to make, and each Lender hereby agrees to make, a Revolving Credit Loan as a Base Rate Loan in an amount equal to such Lender’s Commitment Percentage of the

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aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender.  Each Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice.  The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans.  No Lender’s obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Loan.

(ii)The Borrower shall pay to the Swingline Lender on demand in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages.

(iii)If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Lender’s Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding.  Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount.  Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(iv)Each Lender’s obligation to make the Revolving Credit Loans referred to in Section  2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by

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the Borrower, any other Credit Party or any other Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(v)If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.2(b) by the time specified in Section 2.2(b)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal  Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be.  A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (v) shall be conclusive absent manifest error.

(c)Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 4.14 and Section 4.15.

SECTION 2.3Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a)Requests for Borrowing.  The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 1:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Revolving Credit Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and (y) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto.  If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans.  If the Borrower requests a Borrowing of LIBOR Rate Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  A Notice of Borrowing received after 1:00 p.m. shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b)Disbursement of Revolving Credit and Swingline Loans.  (i) Not later than 2:00 p.m. on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) not later than 5:00 p.m. on the proposed borrowing date, the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as

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Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.  Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan.  Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).

SECTION 2.4Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a)Repayment on Maturity Date.  The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b)Mandatory Prepayments.  If at any time the Revolving Credit Outstandings exceed the Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 9.2(b)).

(c)Optional Prepayments.  The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 1:00 p.m. (i) on the same Business Day as each such prepayment of Base Rate Loans and Swingline Loans and (ii) at least three (3) Business Days before each such prepayment of LIBOR Rate Loans, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayments shall be in an aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof with respect to Revolving Credit Loans and $500,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans.  A Notice of Prepayment received after 2:00 p.m. shall be deemed received on the next Business Day.  Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(d)Limitation on Prepayment of LIBOR Rate Loans.  The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(e)Hedge Agreements.  No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Loans.

SECTION 2.5Permanent Reduction of the Commitment.

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(a)Voluntary Reduction.  The Borrower shall have the right at any time and from time to time, upon at least two (2) Business Days prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Commitment at any time or (ii) portions of the Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $100,000 in excess thereof.  Any reduction of the Commitment shall be applied to the Commitment of each Lender according to its Commitment Percentage.  All Commitment Fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

(b)Corresponding Payment.  Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess.  Such Cash Collateral shall be applied in accordance with Section 9.2(b).  Any reduction of the Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Commitment and the Swingline Commitment and the Revolving Credit Facility.  If the reduction of the Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

SECTION 2.6Termination of Revolving Credit Facility.  The Revolving Credit Facility and the Commitments shall terminate on the Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1L/C Facility.

(a)Availability.  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit for the account of the Borrower or, subject to Section 3.8, any Subsidiary thereof, which may be issued on any Business Day from the Closing Date to, but not including the thirtieth (30th) day prior to the Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Sublimit or (b) the Revolving Credit Outstandings would exceed the Commitments.  Each Letter of Credit shall (i) be denominated in Dollars, (ii) with respect to any Letter of Credit, expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuing Lender), which date shall be no later than the thirtieth (30th) day prior to the Maturity Date and (iii) be subject to ISP, in each case as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York.  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Applicable Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction

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over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect as of the Closing Date and that the Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 5.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (E) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 4.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.  As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(b)Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 4.14 and Section 4.15.

SECTION 3.2Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that the Issuing Lender issue, amend, renew or extend a Letter of Credit by delivering to the Issuing Lender at its office (with a copy to the Administrative Agent at the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender or the Administrative Agent may request.  Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower.  Additionally, the Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal or extension as the Issuing Lender or the Administrative Agent may require.  The Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the Administrative Agent shall promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

SECTION 3.3Commissions and Other Charges.

(a)Letter of Credit Commissions.  Subject to Section 4.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letters of Credit times the Applicable Margin with respect to

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Revolving Credit Loans that are LIBOR Rate Loans (determined, in each case, on a per annum basis).  Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Commitment Percentages.

(b)Issuance Fee.  In addition to the foregoing commission, the Borrower shall pay directly to the Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by the Issuing Lender as set forth in the Fee Letter.  Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the Issuing Lender.

(c)Other Fees, Costs, Charges and Expenses.  In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.

SECTION 3.4L/C Participations.

(a)The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit issued by the Issuing Lender for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, issued by it, the Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay the Issuing Lender) the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any

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Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

(d)Each L/C Participant’s obligation to make the Revolving Credit Loans referred to in Section  3.4(b) and to purchase participating interests pursuant to Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 3.5Reimbursement Obligation of the Borrower.  In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid by it under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment.  Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan as a Base Rate Loan on the applicable repayment date in the amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Lenders shall make a Revolving Credit Loan as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and such fees and expenses.  Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article V.  If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6Obligations Absolute.

(a)The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all

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circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:

(i)any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Application or this Agreement, or any term or provision therein or herein;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)any payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or

(v)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(b)The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued to it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

SECTION 3.7Effect of Letter of Credit Application.  To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

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SECTION 3.8Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE IV
GENERAL LOAN PROVISIONS

SECTION 4.1Interest.

(a)Interest Rate Options.  Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin.  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2.

(b)Default Rate.  Subject to Section 9.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 9.1(a), (f) or (g), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c)Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing March 31, 2017; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each

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three (3) month interval during such Interest Period.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d)Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 4.2Notice and Manner of Conversion or Continuation of Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $500,000 or any whole multiple of $100,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $500,000 or a whole multiple of $1000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans.  Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 1:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be converted to a Base Rate Loan.  Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan.  If the Borrower requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a LIBOR Rate Loan.  The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 4.3Fees.

(a)Commitment Fee.  Commencing on the Closing Date, subject to Section 4.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Commitment of the Lenders (other than the Defaulting Lenders, if

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any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Commitment for the purpose of calculating the Commitment Fee.  The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing March 31, 2017 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and the Commitment has been terminated.  The Commitment Fee shall be distributed by the Administrative Agent to the Lenders (other than any Defaulting Lender) pro rata in accordance with such Lenders’ respective Commitment Percentages.

(b)Other Fees.  The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 4.4Manner of Payment.  Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 9.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender.  Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.  Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 4.15(a)(ii).

SECTION 4.5Evidence of Indebtedness.

(a)Extensions of Credit.  The Extensions of Credit made by each Lender and the Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or the Issuing Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender or the Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or the Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation

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of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender or the Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)Participations.  In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 4.6Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 4.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates, as to which the provisions of this paragraph shall apply.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 4.7Administrative Agent’s Clawback.

(a)Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of

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any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lender or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lender or the Swingline Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lender or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)Nature of Obligations of Lenders Regarding Extensions of Credit.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 4.8Changed Circumstances.

(a)Circumstances Affecting LIBOR Rate Availability.  Subject to clause (c) below, in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders

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shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 4.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b)Laws Affecting LIBOR Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

(c)Benchmark Replacement Setting.

(i)(A)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 4.8(c)) if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.  If an Unadjusted

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Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(B)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (B) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.  For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.8(c)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.8(c).

(iv)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a

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Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)London Interbank Offered Rate Benchmark Transition Event.  On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for Dollars for (I) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (II) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023.  No successor administrator for the IBA was identified in such Announcements.  The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (iii) of this Section 4.8(c) shall be deemed satisfied.

SECTION 4.9Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert a LIBOR Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.10Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

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(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or the Issuing Lender the Borrower shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender, or the Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or the Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such

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increased costs or reductions, and of such Lender’s or the Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11Taxes.

(a)Defined Terms.  For purposes of this Section 4.11, the term “Lender” includes the Issuing Lender and the term “Applicable Law” includes FATCA.

(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Credit Parties.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Credit Parties.  The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the

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Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 4.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United

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States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival.  Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 4.12Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9), all of its interests, rights

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(other than its existing rights to payments pursuant to Section 4.10 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.9;

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with Applicable Law; and

(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 4.13Incremental Loans.

(a)At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more increases in the Commitments (any such increase, an “Incremental Commitment”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Loan”);

provided that (1) the total aggregate principal amount for all such Incremental Commitments shall not (as of any date of incurrence thereof) exceed $60,000,000 and (2) the total aggregate amount for each Incremental Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1).  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent.  The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Commitment (any such Person, an “Incremental Lender”).  Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment.  Any Incremental Commitment shall become effective as of such Increased Amount Date; provided that:

(A)no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Commitment, (2) the making of

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any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(B)the Administrative Agent and the Lenders shall have received from the Borrower a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that (1) the Borrower is in compliance with the financial covenants set forth in Section 8.6 and (2) the Consolidated Leverage Ratio is less than 2.50:1.00, in each case, based on the financial statements most recently delivered pursuant to Section 7.1(ii) or 7.1(iii), as applicable, both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Commitment being deemed to be fully funded) and (z) any Permitted Acquisition consummated in connection therewith;

(C)each of the representations and warranties contained in Article VI shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);

(D)the proceeds of any Incremental Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions);

(E)each Incremental Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;

(F)in the case of each Incremental Loan (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(x)the outstanding Revolving Credit Loans and Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders (including the Incremental Lenders providing such Incremental Loan) in accordance with their revised Commitment Percentages (and the Lenders (including the Incremental Lenders providing such Incremental Loan) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment); and

(y)all of the terms and conditions applicable to such Incremental Loan shall be identical to the terms and conditions applicable to the Revolving Credit Facility;

(G)any Incremental Lender with an Incremental Loan shall be entitled to the same voting rights as the existing Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with each Incremental Loan shall receive

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proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;

(H)such Incremental Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 4.13); and

(I)the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the Governing Body of each Credit Party authorizing such Incremental Loan) reasonably requested by Administrative Agent in connection with any such transaction.

(b)The Incremental Lenders shall be included in any determination of the Required Lenders.

(c)On any Increased Amount Date on which any Incremental Loan becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Commitment shall become a Lender hereunder with respect to such Incremental Commitment.

SECTION 4.14Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 4.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.14 or Section 4.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as

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applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 4.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 4.15, the Person providing Cash Collateral, the Issuing Lender and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 4.15Defaulting Lenders.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.2.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 4.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 4.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of

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any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Revolving Credit Facility without giving effect to Section 4.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.14.

(C)With respect to any Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 4.14.

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(b)Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 4.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE V

CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)Executed Loan Documents.  This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender, and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)Officer’s Certificate.  A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (D) since December 27, 2020, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (E)  each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 5.1 and Section 5.2.

(ii)Certificate of Secretary of each Credit Party.  A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all

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amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the Governing Body of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).

(iii)Certificates of Good Standing.  Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv)Opinions of Counsel.  Opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders).

(c)Personal Property Collateral.

(i)Filings and Recordings.  The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Encumbrances).

(ii)Lien Search.  The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Encumbrances).

(iii)Property and Liability Insurance.  The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property, business interruption and liability insurance covering each Credit Party, evidence of payment of all insurance premiums for the current policy year of each policy (with appropriate endorsements naming the Administrative Agent as lender’s loss payee on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if requested by the Administrative Agent, copies of such insurance policies.

(d)Consents; Defaults.

(i)Governmental and Third Party Approvals.  The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents.

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(ii)No Injunction, Etc.  No action, proceeding or investigation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(e)Financial Matters.

(i)Financial Statements.  The Administrative Agent shall have received (A) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 27, 2020 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (B) unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 27, 2021 and related unaudited interim statements of income and retained earnings.

(ii)Pro Forma Financial Statements.  The Administrative Agent shall have received a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the Closing Date, prepared in accordance with GAAP and giving pro forma effect to the Transactions.

(iii)Financial Projections.  The Administrative Agent shall have received pro forma consolidated financial statements for the Borrower and its Subsidiaries, and projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Credit Facility, which shall not be materially inconsistent with any financial information or projections previously delivered to the Administrative Agent.

(iv)Financial Condition/Solvency Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Borrower, that (A) after giving effect to the Transactions, the Credit Parties and their Subsidiaries, on a consolidated basis, are Solvent and (B) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries.

(v)Payment at Closing.  The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording and filing (as applicable) of any of the Loan Documents.

(f)Miscellaneous.

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(i)Notice of Account Designation.  The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii)Existing Indebtedness.  All existing Indebtedness of the Borrower and its Subsidiaries (excluding Indebtedness permitted pursuant to Section 8.1) shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.

(iii)PATRIOT Act, etc.

(A)The Administrative Agent and the Lenders shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations.

(B)The Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case at least five (5) Business Days prior to the Closing Date.

(iv)Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of Section 10.3(c), for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5.2Conditions to All Extensions of Credit.  The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a)Continuation of Representations and Warranties.  The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material

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respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b)No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)Notices.  The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application, as applicable, from the Borrower in accordance with Section 2.3(a) or Section 3.2, as applicable.

(d)New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 5.2, that:

SECTION 6.1Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

(a)Organization and Powers.  Each Credit Party and each Subsidiary thereof is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 6.1 annexed hereto.  Each Credit Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)Qualification and Good Standing.  Each Credit Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

(c)Conduct of Business.  The Credit Parties and their Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to Section 8.10.

(d)Subsidiaries.  Each Subsidiary of each Credit Party as of the Closing Date and their jurisdictions of organization are identified in Schedule 6.1 annexed hereto.  The Equity Interests of each Subsidiary of each Credit Party is identified in Schedule 6.1 annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of such Equity Interests constitutes Margin

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Stock.  Each Subsidiary of each Credit Party is identified in Schedule 6.1 annexed hereto is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect.  Schedule 6.1 annexed hereto correctly sets forth the ownership interest of each Credit Party and each Subsidiary thereof in each Subsidiary of the Credit Parties identified therein.  No Credit Party nor any Subsidiary thereof is an Affected Financial Institution.

SECTION 6.2Authorization of Borrowing, etc..

(a)Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

(b)No Conflict.  The execution, delivery and performance by the Credit Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to the Credit Parties or any Subsidiary thereof, the Organizational Documents of any Credit Party or any Subsidiary thereof or any order, judgment or decree of any court or other Governmental Authority binding on any Credit Party or any Subsidiary thereof, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Credit Party or any Subsidiary thereof, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party or any Subsidiary thereof (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Credit Party or any Subsidiary thereof.

(c)Governmental Consents.  The execution, delivery and performance by the Credit Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Approvals.

(d)Binding Obligation.  Each of the Loan Documents has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 6.3Financial Condition.  The Borrower has heretofore delivered to Lenders, at Lenders’ request, the financial statements and information described in Section 5.1(e).  All such statements other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as of the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  None of the Credit Parties nor any Subsidiary thereof has (and will not have following the funding of the Loans made on the Closing Date) any Contingent Obligation, contingent liability or

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liability for taxes, long-term lease or unusual forward or long-term commitment (other than any obligations arising under the Loan Documents) that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and, as of the date of any Extension of Credit subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to Section 7.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Credit Parties or any Subsidiary thereof.

SECTION 6.4No Material Adverse Effect.  Since December 27, 2020, no event or change has occurred that has resulted in, either in any case or in the aggregate, a Material Adverse Effect; provided that, for purposes of this Section 6.4, the impacts of the existing coronavirus pandemic on the business, operations, properties, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole that have already occurred and were disclosed to the Administrative Agent and the Lenders in (x) the Borrower’s 10-K for the Fiscal Year ended December 27, 2020 and (y) the Borrower’s 10-Qs for the Fiscal Quarters ended March 28, 2021 and June 27, 2021, in each case, shall be disregarded for purposes of determining whether a Material Adverse Effect has occurred.

SECTION 6.5Title to Properties; Liens; Real Property; Intellectual Property.

(a)Title to Properties; Liens.  The Credit Parties and their Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in Section 6.3 or in the most recent financial statements delivered pursuant to Section 7.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 8.7.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.  All real property owned by any Credit Party or any Subsidiary thereof as of the Closing Date is described on Schedule 6.5(a) annexed hereto.

(b)Intellectual Property.  As of the Closing Date, the Credit Parties and their Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  The use of such Intellectual Property by the Credit Parties and their Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All material federal, state and foreign registrations of and applications for Intellectual Property, and all material unregistered Intellectual Property, that are owned or licensed by the Credit Parties or any Subsidiary thereof as of the Closing Date are described on Schedule 6.5(b) annexed hereto.

SECTION 6.6Litigation; Adverse Facts.  There are no Proceedings (whether or not purportedly on behalf of any Credit Party or any Subsidiary thereof) at law or in equity, or before or by any court or other Governmental Authority (including any Environmental Claims) that are pending or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party or any Subsidiary thereof or any property of any Credit Party or any Subsidiary thereof that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the Credit Parties nor any of their Subsidiaries (i) is in violation of any Applicable Laws (including Environmental Laws)

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that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Governmental Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 6.7Payment of Taxes.  Except to the extent permitted by Section 7.3, all tax returns and reports of the Credit Parties and their Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Credit Parties and their Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except where the failure to pay could not reasonably be expected to result in a Material Adverse Effect.  None of the Credit Parties knows of any proposed tax assessment against any Credit Party or any Subsidiary thereof that is not being actively contested by such Credit Party or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

SECTION 6.8Governmental Regulation.   None of the Credit Parties nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act) and is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

SECTION 6.9Securities Activities.

(a)No Credit Party nor any Subsidiary thereof is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.2 or Section 8.7 or subject to any restriction contained in any agreement or instrument, between any Credit Party and any Lender or any Affiliate of any Lender, relating to Indebtedness in excess of the Threshold Amount will be Margin Stock.

SECTION 6.10Employee Benefit Plans.

(a)The Credit Parties, each Subsidiary thereof and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  To the knowledge of each Credit Party and each Subsidiary thereof, each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified.

(b)No ERISA Event has occurred or is reasonably expected to occur.

(c)Except to the extent required under Section 4980B of the Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party, any Subsidiary thereof or any of their respective ERISA Affiliates.

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(d)None of the Credit Parties, any Subsidiary thereof nor any of their respective ERISA Affiliates sponsor or contribute to, nor have ever sponsored or contributed to, any Pension Plan or Multiemployer Plan.

SECTION 6.11Certain Fees.  No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and each of the Credit Parties hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

SECTION 6.12Environmental Protection.  Except as set forth in Schedule 6.12 annexed hereto:

(i)none of the Credit Parties nor any Subsidiary thereof nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii)none of the Credit Parties nor any Subsidiary thereof has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.  § 9604) or any comparable state law;

(iii)there are and, to the Credit Parties’ knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against any Credit Party or any Subsidiary thereof that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(iv)none of the Credit Parties nor any Subsidiary thereof nor, to the Credit Parties’ knowledge, any predecessor of the Credit Parties or any Subsidiary thereof has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Credit Parties’ nor any of their Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R.  Parts 260-270 or any state equivalent; and

(v)compliance with all current Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

SECTION 6.13Employee Matters.  There is no strike or work stoppage in existence or threatened involving any Credit Party or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect.

SECTION 6.14Solvency.  The Credit Parties, on a consolidated basis, are and, upon the incurrence of any Obligations by any of the Credit Parties on any date on which this representation is made, will be, Solvent.

SECTION 6.15Matters Relating to Collateral.

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(a)Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by any Credit Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Security Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by Applicable Law), except for filings or recordings contemplated by the Security Documents.

(b)Information Regarding Collateral.  All information supplied to Administrative Agent by or on behalf of any Credit Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

SECTION 6.16Disclosure.  No representation or warranty of any Credit Party or any Subsidiary thereof contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of any Credit Party or any Subsidiary thereof for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Credit Party that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

SECTION 6.17FDD.

(a)The Borrower and each of its Subsidiaries have delivered to Administrative Agent true and correct copies of the FDD, which is currently being used in connection with the offers to sell and the sale of its and their franchises.

(b)The FDD (a) complies in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority pertaining to offers to sell and the sale of franchises in jurisdictions in which they are being used, including in the United States, the Uniform Franchise Offering Circular Guidelines adopted by the North American Securities Administrators Association in April 25, 1993 and approved by the Federal Trade Commission on December 30, 1993 as an alternative to the Federal Trade Commission disclosure statement, and (b) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; in all cases, except where any failure to comply or an untrue statement or omission could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.18Anti-Corruption Laws and Sanctions.

(a)None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (A) is a Sanctioned

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Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(b)Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c)Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(d)No proceeds of any Extension of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 7.9(c).

SECTION 6.19Excluded Subsidiaries.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, no Excluded Subsidiary owns any assets, has incurred any obligations or conducts any business activity, in each case, other than as described on Schedule 6.19.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:

SECTION 7.1Financial Statements and Other Reports.  The Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  The Credit Parties will deliver to Administrative Agent and Lenders:

(i)Events of Default, etc.:  promptly upon any officer of any Credit Party obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Default, (b) that any Person has given any notice to any Credit Party or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 9.2, (c) of any condition or event that would be required to be disclosed in a current report filed by the Borrower with the SEC on Form 8-K or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate signed by a Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and

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the nature of such claimed Event of Default, Default, default, event or condition, and what action the Credit Parties have taken, is taking and proposes to take with respect thereto;

(ii)Quarterly Financials:  as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding Fiscal Quarters of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(iii)Year-End Financials:  as soon as available and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 25, 2016, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated and (ii) in the case of such consolidated financial statements, a report thereon of KPMG, LLP or other independent certified public accountants of recognized national standing selected by the Borrower and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of the Borrower and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv)Compliance Certificates:  together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) a certificate of the Borrower signed by a Responsible Officer stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as of the date of such certificate, of any condition or event that constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Credit Parties have taken, are taking and propose to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 8.6;

(v)Reconciliation Statements:  if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 6.3, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to subdivisions (ii), (iii) or (xii) of this Section 7.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in

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accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivisions (ii), (iii) or (xii) of this Section 7.1 following such change, consolidated financial statements of the Borrower and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivisions (ii), (iii) or (xii) of this Section 7.1 following such change, if required pursuant to Section 1.3, a written statement of the chief accounting officer or chief financial officer of the Borrower setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 8.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi)Accountants’ Certification:  together with each delivery of consolidated financial statements pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

(vii)Accountants’ Reports:  promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to the Borrower by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Borrower and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(viii)Securities and Exchange Commission Filings and Press Releases:  promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders or by any Subsidiary of the Borrower to its security holders other than the Borrower or another Subsidiary of the Borrower, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries;

(ix)Litigation or Other Proceedings:  promptly upon, and in any event no later than five days after, any Responsible Officer of the Borrower obtaining knowledge of (1) the institution of, or receipt in writing of notice of a non-frivolous threat of, any Proceeding against or affecting any Credit Party or any Subsidiary thereof or any property of any Credit Party or any Subsidiary thereof not previously disclosed in writing by the Credit Parties to Lenders or (2) any material development in any Proceeding that, in any case:

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(x)has a reasonable possibility of (A) giving rise to liability of, or claims against or affecting, any Credit Party or any Subsidiary thereof equal to or greater than the Threshold Amount or (B) otherwise giving rise to a Material Adverse Effect; or

(y)seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to any Credit Party to enable Lenders and their counsel to evaluate such matters;

(x)ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xi)ERISA Notices: with reasonable promptness, copies of (a) all notices received by any Credit Party, any Subsidiary thereof or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(xii)Financial Plans: as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year, including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (c) such other financial information as Administrative Agent may reasonably request;

(xiii)Insurance: as soon as practicable after any material change in insurance coverage maintained by the Credit Parties and their Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

(xiv)Governing Body: with reasonable promptness, written notice of any change in the Governing Body of any Credit Party or any Subsidiary thereof;

(xv)New Subsidiaries: promptly, and in any event within 30 days after any Person becoming a Subsidiary of any Credit Party, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of such Credit Party and (b) all of the data required to be set forth in Schedule 6.1 annexed hereto with respect to all Subsidiaries of the Credit Parties; and

(xvi)Other Information: with reasonable promptness, such other information and data with respect to any Credit Party or any Subsidiary thereof as from time to time may be reasonably requested by any Lender.

Financial statements and other documents required to be delivered pursuant to this Section 7.1 (to the extent any such financial statements or other documents are included in reports or other materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (1) the Borrower posts such financial statements or other documents, or provides a link thereto, on the Borrower’s website on the Internet or (2) such financial statements or

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other documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that (x) the Borrower shall deliver paper copies of such financial statements and other documents to Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender, as the case may be, and (y) the Borrower shall notify Administrative Agent of the posting of any such financial statements and other documents and provide to Administrative Agent electronic versions thereof.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.1(iv) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (1) Administrative Agent and/or Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform, and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders, and that (w) all such Borrower Materials will be clearly and conspicuously marked “PUBLIC” which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower will be deemed to have authorized Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of federal and state securities laws, (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (z) Administrative Agent and the Arranger will be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 7.2Existence, etc.  Except as permitted under Section 8.7, each of the Credit Parties will, and will cause each of their Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 6.1 and all rights and franchises material to its business; provided, however that none of the Credit Parties nor any Subsidiary thereof shall be required to preserve any such right or franchise if the Governing Body of such Credit Party or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Credit Party or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Credit Party, such Subsidiary or Lenders.

SECTION 7.3Payment of Taxes and Claims; Tax.

(a)Each of the Credit Parties will, and will cause each of their Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be

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required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

(b)No Credit Party will, nor will it permit any of their Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Borrower or any of its Subsidiaries).

SECTION 7.4Maintenance of Properties; Insurance.

(a)Maintenance of Properties.  The Credit Parties will, and will cause each of their Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Credit Parties and their Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

(b)Insurance.  The Credit Parties will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Credit Parties and their Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.  Each such policy of insurance shall name Administrative Agent for the benefit of Lenders as an additional insured and lenders’ loss payee thereunder as its interests may appear.  In connection with the renewal of each such policy of insurance, the Borrower promptly shall deliver to Administrative Agent a certificate from the Borrower’s insurance broker or other evidence satisfactory to Administrative Agent that Administrative Agent on behalf of Lenders has been named as additional insured and lenders’ loss payee.

SECTION 7.5Inspection Rights.  Each of the Credit Parties shall, and shall cause each of their Subsidiaries to, permit any authorized representatives designated by Administrative Agent (which representative may be accompanied by any authorized representative designated by any Lender) to visit and inspect any of the properties of any of the Credit Parties or of any of their Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that the Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested or at any time or from time to time following the occurrence and during the continuation of an Event of Default.

SECTION 7.6Compliance with Laws, etc.  The Credit Parties shall comply, and shall cause each of their Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 7.7Environmental Matters.  In addition to and without limiting the generality of Section 7.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants,

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if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws.

SECTION 7.8Additional Subsidiaries.

(a)Additional Subsidiaries.  In the event that any Person becomes a Subsidiary of any Credit Party after the Closing Date, the Borrower will promptly (and, in any event, within thirty (30) days, as such time period may be extended by the Administrative Agent in its sole discretion) notify Administrative Agent of that fact and cause such Person to (i) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to this Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose and (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Security Agreement) owned by such Person by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each applicable Security Document.

(b)Foreign Subsidiaries.  Notwithstanding the provisions of Section 7.8(a), no Foreign Subsidiary shall be required to become a Guarantor hereunder to the extent material adverse Tax consequences to any Credit Party could reasonably be expected to result therefrom.

(c)Excluded Subsidiaries.  Notwithstanding the provisions of Section 7.8(a), no Excluded Subsidiary shall be required to become a Guarantor hereunder so long as such Subsidiary is in compliance with Section 8.14.

(d)Organizational Documents, Legal Opinions, Etc.  The Credit Parties shall deliver to Administrative Agent, together with such Loan Documents, (i) such documents and certificates referred to in Section 5.1 as may be reasonably requested by the Administrative Agent with respect to such Person, (ii) such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (iii) such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

SECTION 7.9Use of Proceeds.

(a)The Borrower shall use the proceeds of the Revolving Credit Loans (A) to finance capital expenditures, (B) pay fees, commissions and expenses in connection with the Transactions, (C) for working capital and general corporate purposes of the Borrower and its Subsidiaries, and (D) to refinance existing Indebtedness as of the Closing Date.

(b)The Borrower shall use the proceeds of any Incremental Loan as permitted pursuant to Section 4.13.

(c)The Borrower will not request any Extension of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any

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Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7.10Compliance with Anti-Corruption Laws and Sanctions.  The Borrower will (a) maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

SECTION 7.11Compliance with ERISA.  In addition to and without limiting the generality of Section 7.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 7.12Further Assurances.  The Credit Parties shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon the reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

ARTICLE VIII

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:

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SECTION 8.1Indebtedness.  Directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)the Credit Parties may become and remain liable with respect to the Obligations;

(ii)the Credit Parties and their Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by Section 8.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii)the Credit Parties and their Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases in an aggregate amount, together with the aggregate principal amount of any Indebtedness outstanding pursuant to Section 8.1(vi), not to exceed $20,000,000 at any one time;

(iv)the Borrower may become and remain liable with respect to Indebtedness to any other Credit Party, and any Credit Party may become and remain liable with respect to Indebtedness to the Borrower or any other Credit Party;

(v)the Credit Parties and their Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 8.1 annexed hereto and any extensions, renewals and refinancings of such Indebtedness; provided that the principal amount of such Indebtedness (including guaranteed Indebtedness) being extended, renewed or refinanced is not increased;

(vi)the Credit Parties and their Subsidiaries may become and remain liable with respect to other Indebtedness, including Indebtedness secured by Liens permitted by Section 8.2(a)(ii), in an aggregate principal amount, together with the aggregate principal amount of any Indebtedness outstanding pursuant to Section 8.1(iii), not to exceed $25,000,000 at any time outstanding;

(vii)the Credit Parties and their Subsidiaries may become and remain liable with respect to Indebtedness under Cash Management Agreements in the ordinary course of business.

SECTION 8.2Liens and Related Matters.

(a)Prohibition on Liens.  The Credit Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any Subsidiary thereof, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i)Permitted Encumbrances;

(ii)Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by a Credit Party or a Subsidiary thereof or to secure any Indebtedness permitted by Section 8.1(vi) incurred by a Credit Party or a Subsidiary thereof at the time of or within ninety days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the

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purchase price thereof; provided, however, that the Lien shall apply only to the asset so acquired and proceeds thereof;

(iii)Liens described in Schedule 8.2 annexed hereto or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such Liens; provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by such Lien and the principal amount of the Indebtedness being extended, renewed or refinanced is not increased; and

(iv)other Liens on equipment, Cash or Cash Equivalents with an aggregate fair market value, when combined with the aggregate fair market value of assets subject to Liens permitted by Sections 8.2(a)(ii) and 8.2(a)(iii) and clause (viii) of the definition of “Permitted Encumbrances”, not to exceed $20,000,000 at any time outstanding.

(b)No Further Negative Pledges.  None of the Credit Parties, nor any of their Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than (i) this Agreement and the other Loan Documents, (ii) an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (iii) any agreement evidencing Indebtedness secured by Liens permitted by Sections 8.2(a)(ii), 8.2(a)(iii) and 8.2(a)(iv), as to the assets securing such Indebtedness, and (iv) any agreement evidencing an asset sale, as to the assets being sold.

(c)No Restrictions on Subsidiary Distributions to the Borrower or Other Subsidiaries.  The Credit Parties will not, and will not permit any of their Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Credit Party, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Credit Party, (iii) make loans or advances to the Borrower or any other Credit Party, or (iv) transfer any of its property or assets to the Borrower or any other Credit Party, except (a) as provided in this Agreement and (b), as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets.

SECTION 8.3Investments; Acquisitions.  The Credit Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any joint venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Equity Interests of any Person, or any division or line of business of any Person except:

(i)the Credit Parties and their Subsidiaries may make and own Investments in Cash and Cash Equivalents;

(ii)the Credit Parties and their wholly owned Domestic Subsidiaries may make and own additional equity Investments in their respective wholly owned Domestic Subsidiaries;

(iii)the Credit Parties may make intercompany loans to the extent permitted under Section 8.1(iv);

(iv)the Credit Parties and their Subsidiaries may make Consolidated Capital Expenditures;

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(v)the Credit Parties and their Subsidiaries may continue to own the Investments owned by them and described in Schedule 8.3 annexed hereto; and

(vi)the Credit Parties may make (a) Permitted Acquisitions and (b) Permitted Franchise Acquisitions.

SECTION 8.4Contingent Obligations.  The Credit Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)the Credit Parties may become and remain liable with respect to Contingent Obligations under Hedge Agreements; provided that such Hedge Agreements are not entered into for speculative purposes and are treated as Hedge Agreements under GAAP;

(ii)the Credit Parties and their Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 8.4 annexed hereto; and

(iii)the Credit Parties and their Subsidiaries may become and remain liable in respect of Contingent Obligations with respect to which the primary obligor is a Guarantor or the Borrower and the primary obligation is permitted by this Agreement.

SECTION 8.5Restricted Junior Payments.  The Credit Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that, so long as (x) no Event of Default shall have occurred and be continuing or shall be caused thereby and (y) Liquidity (before and after giving effect to the proposed dividends and/or share repurchases on a Pro Forma Basis) is not less than $25,000,000, the Borrower may pay dividends on or repurchase shares of its common stock (i) in an aggregate amount for any Fiscal Year not to exceed $40,000,000 if the Consolidated Leverage Ratio as of the end of the immediately preceding Fiscal Quarter (before and after giving effect to the proposed dividends and/or share repurchases on a Pro Forma Basis) is greater than or equal to 2.50:1.00; and (ii) in an unlimited amount if the Consolidated Leverage Ratio as of the end of the immediately preceding Fiscal Quarter (before and after giving effect to the proposed dividends and/or share repurchases on a Pro Forma Basis) is less than 2.50:1.00.

SECTION 8.6Financial Covenants.

(a)Minimum Consolidated Fixed Charge Coverage Ratio.  As of the last day of any Fiscal Quarter (including, for the avoidance of doubt, the Fiscal Quarter ending on or about September 26, 2021), the Borrower shall not permit the ratio of (i) Consolidated EBITDAR minus (a) taxes based on income of the Borrower and its Subsidiaries on a consolidated basis paid in Cash and (b) Consolidated Maintenance Capital Expenditures for any four Fiscal Quarter period to (ii) Consolidated Fixed Charges for any four Fiscal Quarter period (the “Consolidated Fixed Charge Coverage Ratio”) to be less than 1.25 to 1.00.

(b)Maximum Consolidated Leverage Ratio.  As of the last day of any Fiscal Quarter (including, for the avoidance of doubt, the Fiscal Quarter ending on or about September 26, 2021), the Borrower shall not permit the Consolidated Leverage Ratio to be greater than 3.00 to 1.00.

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SECTION 8.7Restrictions on Fundamental Changes; Asset Sales.  The Credit Parties shall not, and shall not permit any of their Subsidiaries to, alter the corporate, capital or legal structure of any Credit Party or any Subsidiary thereof, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Equity Interests of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)any Subsidiary of the Borrower may be merged with or into the Borrower or any other Subsidiary of the Borrower; provided that, (a) in the case of a merger involving the Borrower, the Borrower shall be the continuing or surviving Person and (b) in the case of a merger involving a Guarantor and a Subsidiary, such Guarantor shall be the continuing or surviving Person;

(ii)(a) any Guarantor may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any other Guarantor and (b) any Subsidiary of the Borrower that is not a Guarantor may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any other Subsidiary of the Borrower;

(iii)the Credit Parties and their Subsidiaries may enter into statutory conversions in any state of the United States; provided that the surviving entity of any conversion involving the Borrower shall be the Borrower and the surviving entity of any conversion involving a Guarantor shall be such Guarantor or shall become a Guarantor;

(iv)the Credit Parties and their Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(v)the Credit Parties and their Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(vi)in order to resolve disputes that occur in the ordinary course of business, the Credit Parties and their Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vii)the Credit Parties and their Subsidiaries may sell or dispose of shares of Equity Interests of any of its Subsidiaries in order to qualify members of the Governing Body of such Subsidiary if required by Applicable Law;

(viii)the Credit Parties and their Subsidiaries may (a) make dispositions permitted pursuant to Section 8.9, and (b) make Asset Sales, in each case provided that (1) the consideration received for such assets shall be in the form of Cash or Cash Equivalents in an amount at least equal to the fair market value thereof, (2) after giving effect to each such Asset Sale on a Pro Forma Basis the Credit Parties would be in compliance with the covenants set forth in Section 8.6, and (3) for any Asset Sale or series of related Asset Sales of assets having a fair market value exceeding $50,000,000, the Borrower has delivered to Administrative Agent an Officer’s Certificate so stating and (A) attaching financial information and calculations in form and

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substance satisfactory to Administrative Agent required to confirm such statement and (B) setting forth the proposed use of the Net Asset Sale Proceeds of such Asset Sale and such other information with respect to such Net Asset Sale Proceeds as Administrative Agent may reasonably request, provided that no such Officer’s Certificate or related information and calculations shall be required to be delivered to Administrative Agent in the case of any Asset Sale of a restaurant made in connection with a relocation of such restaurant within the same metropolitan area if the new relocated restaurant is open at the time of such Asset Sale;

(ix)any Person may be merged with or into any Subsidiary if the acquisition of the Equity Interests of such Person by such Subsidiary would have been permitted pursuant to Section 8.3; provided that (a) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of Section 7.8 and (b) no Default or Event of Default shall have occurred or be continuing after giving effect thereto; and

(x)the Credit Parties and their Subsidiaries may sell restaurants to franchisees; provided that, in each case, (a) the consideration received for any such restaurant shall be in the form of Cash or Cash Equivalents and (b) after giving effect to each such sale on a Pro Forma Basis the Credit Parties would be in compliance with the covenants set forth in Section 8.6, and the Borrower has delivered to Administrative Agent an Officer’s Certificate so stating and attaching financial information and calculations in form and substance satisfactory to Administrative Agent required to confirm such statement.

SECTION 8.8Transactions with Shareholders and Affiliates.  The Credit Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Equity Interests of the Borrower or with any Affiliate of any Credit Party or of any such holder, on terms that are less favorable to such Credit Party or such Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between any Credit Party and any of its wholly owned Subsidiaries or between any of its wholly owned Subsidiaries or (ii) reasonable and customary fees paid to members of the Governing Bodies of the Borrower and its Subsidiaries.

SECTION 8.9Sale and Lease-Backs.  The Credit Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that such Credit Party or such Subsidiary has sold or transferred or is to sell or transfer to any other Person (other than any Credit Party or any Subsidiary thereof) or (ii) that such Credit Party or any of their Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Credit Party or such Subsidiaries to any Person (other than Credit Party or any of their Subsidiaries) in connection with such lease; provided, however, that the Credit Parties and their Subsidiaries may engage in such sale and lease-back transactions if any asset sold or otherwise transferred and leased back in such transaction by the Credit Parties and their Subsidiaries was acquired in connection with the development of a Ruth’s Chris restaurant.

SECTION 8.10Conduct of Business.  From and after the Closing Date, the Credit Parties shall not, and shall not permit any of their Subsidiaries to, engage in any business other than (i) the businesses engaged in by the Credit Parties and their Subsidiaries on the Closing Date and similar,

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ancillary or related businesses and (ii) such other lines of business as may be consented to by Required Lenders.

SECTION 8.11Amendments to Organizational Documents.  None of the Credit Parties nor any of their Subsidiaries will amend any Organizational Document after the Closing Date in a manner that is adverse to the rights of Lenders under the Loan Documents without in each case obtaining the prior written consent of Required Lenders to such amendment.

SECTION 8.12Fiscal Year.  The Borrower shall not change its Fiscal Year-end from the last Sunday in December of each calendar year.

SECTION 8.13FDD.  The Credit Parties shall not fail to maintain the FDD in compliance with the representation and warranty contained Section 6.17.

SECTION 8.14Excluded Subsidiaries.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, no Excluded Subsidiary shall own any assets, incur any obligations or conduct any business activity, in each case, other than as described on Schedule 6.19.

ARTICLE IX

DEFAULT AND REMEDIES

SECTION 9.1Events of Default.  Each of the following shall constitute an Event of Default:

(a)Failure to Make Payments When Due.  Failure by the Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by the Borrower to pay when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by the Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within five Business Days after the date due; or

(b)Default in Other Agreements.

(i)Failure of the Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 9.1(a)) or Contingent Obligations in an individual principal amount of the Threshold Amount or more or with an aggregate principal amount of the Threshold Amount or more, in each case beyond the end of any grace period provided therefor; or

(ii)breach or default by the Borrower or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any

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underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

(c)Breach of Certain Covenants.  Failure of any Credit Party or any Subsidiary to perform or comply with any term or condition contained in Sections 7.1(i), (ii), (iii) or (iv) or 7.2 or Article VIII; or

(d)Breach of Warranty.  Any representation, warranty, certification or other statement made by any Credit Party or any Subsidiary thereof in any Loan Document or in any statement or certificate at any time given by any Credit Party or any Subsidiary thereof in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

(e)Other Defaults Under Loan Documents.  Any Credit Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 9.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) a Responsible Officer of the Borrower or such Credit Party becoming aware of such default or (ii) receipt by the Borrower and such Credit Party of notice from Administrative Agent or any Lender of such default; or

(f)Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Credit Party or any Subsidiary thereof in an involuntary case under any Debtor Relief Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii)an involuntary case shall be commenced against any Credit Party or any Subsidiary thereof under any Debtor Relief Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any Subsidiary thereof, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any Subsidiary thereof for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any Subsidiary thereof, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

(g)Voluntary Bankruptcy; Appointment of Receiver, etc.

(i)Any Credit Party or any Subsidiary thereof shall have an order for relief entered with respect to it or commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any Subsidiary thereof shall make any assignment for the benefit of creditors; or

(ii)any Credit Party or any Subsidiary thereof shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing

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Body of any Credit Party or any Subsidiary thereof (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

(h)Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of the Threshold Amount or (ii) in the aggregate at any time an amount in excess of the Threshold Amount, in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against any Credit Party or any Subsidiary thereof or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)Nonmonetary Judgments.  Any nonmonetary judgment, writ or warrant of attachment or similar process that could reasonably be expected to result in a Material Adverse Effect shall be entered or filed against any Credit Party or any Subsidiary thereof or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(j)Dissolution.  Any order, judgment or decree shall be entered against any Credit Party or any Subsidiary thereof decreeing the dissolution or split up of such Credit Party or such Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(k)Employee Benefit Plans.  There shall occur one or more ERISA Events that individually or in the aggregate result in or might reasonably be expected to result in liability of any Credit Party, any of their Subsidiaries or any of their respective ERISA Affiliates in excess of the Threshold Amount; or any Credit Party, any of their Subsidiaries or any of their respective Affiliates shall adopt or become obligated to contribute to any Pension Plan or Multiemployer Plan; or

(l)Change in Control.  Any Change in Control shall have occurred; or

(m)Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.  At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected first priority Lien in any Collateral purported to be covered by the Security Documents, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party.

SECTION 9.2Remedies.  Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)Acceleration; Termination of Credit Facility.  Terminate the Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to

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present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 9.1(f) or (g), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, demand that the Borrower deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations in accordance with Section 9.4.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c)General Remedies.  Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 9.3Rights and Remedies Cumulative; Non-Waiver; etc.

(a)The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing

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Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.4 (subject to the terms of Section 4.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.4Crediting of Payments and Proceeds.  In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lender, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements (other than any such Secured Cash Management Agreement or Secured Hedge Agreement where Wells Fargo or an Affiliate thereof is the Cash Management Bank or Hedge Bank, as applicable) shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the

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case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

SECTION 9.5Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.3, 4.3 and 11.3) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 4.3 and 11.3.

SECTION 9.6Credit Bidding.

(a)The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, exercisable at the direction of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.  Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders,

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irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.2.

(b)Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.1Appointment and Authority.

(a)Each of the Lenders and the Issuing Lender hereby irrevocably appoints, designates and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties).  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article X for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Articles X and XI (including Section 11.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 10.2Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other

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advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

SECTION 10.3Exculpatory Provisions.

(a)The Administrative Agent, the Arranger and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent, the Arranger and their respective Related Parties:

(i)shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(iv)shall not be required to account to any Lender or the Issuing Lender for any sum or profit received by the Administrative Agent for its own account.

(b)The Administrative Agent, the Arranger and their respective Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transaction contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

(c)The Administrative Agent, the Arranger and their respective Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other

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document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 10.4Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  Each Lender or the Issuing Lender that has signed this Agreement or a signature page to an Assignment and Assumption  or any other Loan Document pursuant to which it is to become a Lender or the Issuing Lender hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or the Issuing Lender or that is to be acceptable or satisfactory to such Lender or the Issuing Lender.

SECTION 10.5Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

SECTION 10.6Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower to appoint a successor, which shall be a bank or  financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States.  If no such successor shall have been so

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appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including, without limitation, any actions taken with respect to acting as collateral agent or otherwise holding any Collateral on behalf of any of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.

(d)Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as the Issuing Lender and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender, if in its sole

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discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 10.7Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender expressly acknowledges that none of the Administrative Agent, the Arranger or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Arranger or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Arranger or any of their respective Related Parties to any Lender, the Issuing Lender or any other Secured Party as to any matter, including whether the Administrative Agent, the Arranger or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession.   Each Lender and the Issuing Lender expressly acknowledges, represents and warrants to the Administrative Agent and the Arranger that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder.  Each Lender and the Issuing Lender also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 10.7.

SECTION 10.8No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.

SECTION 10.9Collateral and Guaranty Matters.

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(a)Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made or shall concurrently therewith be made) and the expiration or termination of all Letters of Credit, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 11.2;

(ii)to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 8.2(a)(ii); and

(iii)to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.9.  In each case as specified in this Section 10.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.9.  In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Sale permitted pursuant to Section 8.7, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 10.10Secured Hedge Agreements and Secured Cash Management Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements (other than any such Secured

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Cash Management Agreement or Secured Hedge Agreement where Wells Fargo or an Affiliate thereof is the Cash Management Bank or Hedge Bank, as applicable) unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 10.11Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;

(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)(A)such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none

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of the Administrative Agent, the Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE XI

MISCELLANEOUS

SECTION 11.1Notices.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Ruth’s Hospitality Group, Inc.
1030 W. Canton Avenue, Suite 100
Winter Park, FL 32789
Attention of: Michael Hynes
Telephone No.: (407) 403-0389
E-mail: mhynes@rhgi.com

With copies to:

Ruth’s Hospitality Group, Inc.
1030 W. Canton Avenue, Suite 100
Winter Park, FL 32789
Attention of: Kristy Chipman
Telephone No.: (407) 829-3484
E-mail: kchipman@rhgi.com

Administrative Agent:

Administrative Agent’s Office

Wells Fargo Bank, National Association

1525 West W.T. Harris Blvd

MAC D1109-019

Charlotte, NC 28262

Attention: Agency Services

Telephone: 704-590-2730

Facsimile: 704-590-3481

Electronic Mail: agencyservices.requests@wellsfargo.com

With a copy to:

Wells Fargo Bank, National Association

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1808 Aston Avenue, Suite 250

Carlsbad, CA 92008

Attention: Loan Administration

Telephone: 760-918-2700

Facsimile: 760-918-2727

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II or Article III if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d)Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e)Platform.

(i)Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lender and the other Lenders by posting the Borrower Materials on the Platform.

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(ii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders, the Issuing Lender and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender or the Issuing Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution.  Each of the Borrower, each Lender and the Issuing Lender party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

SECTION 11.2Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document (including Section 4.8(c)), any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(b)waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c)reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clauses (iv) and (vii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(b) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of

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such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(d)change Section 4.6 or Section 9.4 (or amend any other term of the Loan Documents that would have the effect of changing Section 4.6 or Section 9.4) in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(e)change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f)consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 8.7), in each case, without the written consent of each Lender; or

(g)release Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from the Guaranty (other than as authorized in Section 10.9), without the written consent of each Lender; or

(h)release or subordinate all or substantially all of the Collateral or release or subordinate any Security Document (or any Lien created thereby) which would have the effect of releasing all or substantially all of the Collateral (other than as authorized in Section 10.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Application may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Application shall be promptly delivered to the Administrative Agent upon such amendment or waiver, (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error, ambiguity, defect or inconsistency or any error or omission of a technical or immaterial nature in any such provision and (vii) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 4.8(c) in accordance with the terms of Section 4.8(c).  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

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Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent) to (x) amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents and (y) to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 11.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 4.13 (including, without limitation, as applicable, (1) to permit the Incremental Loans to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Loans in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.

SECTION 11.3Expenses; Indemnity.

(a)Costs and Expenses.  The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged

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presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through

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telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

(f)Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 11.4Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.4 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have.  Each Lender, the Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.5Governing Law; Jurisdiction, Etc.

(a)Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)Submission to Jurisdiction.  The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions

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relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)Waiver of Venue.  The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 11.6Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.7Reversal of Payments.  To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and the Issuing Lender severally agrees to pay to the Administrative Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without

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duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such demand to the date such payment is made to the Administrative Agent.

SECTION 11.8Injunctive Relief.  The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 11.9Successors and Assigns; Participations.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be

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unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)the consents of the Issuing Lender and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of

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Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void.)

(c)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible

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for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.2(a), (b), (c) or (d) that directly and adversely affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 (subject to the requirements and limitations therein, including the requirements under Section 4.11(g) (it being understood that the documentation required under Section 4.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.10 or 4.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.12(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 and Section 11.4 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.10Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made

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will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative or other compulsory process (provided  that the Administrative Agent, Issuing Lender or Lender that discloses any Information pursuant to this  clause (c)  shall, to the extent permitted by Applicable Law,  provide prompt notice to the Borrower of such disclosure), (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.10, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.10 or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to any Credit Party, (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates, (l) to the extent that such information is independently developed by such Person, or (m) for purposes of establishing a “due diligence” defense.  For purposes of this Section 11.10, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.11Performance of Duties.  Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

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SECTION 11.12All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 11.13Survival.

(a)All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 11.14Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 11.15Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.  In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).

SECTION 11.16Counterparts; Integration; Effectiveness; Electronic Execution.

(a)Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Lender, the Swingline Lender and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

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(b)Electronic Execution.  The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that  without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 11.17Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitment has been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 11.18USA PATRIOT Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act or any other Anti-Money Laundering Laws.

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SECTION 11.19Independent Effect of Covenants.  The Borrower expressly acknowledges and agrees that each covenant contained in Articles VII or VIII hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VII or VIII, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VII or VIII.

SECTION 11.20No Advisory or Fiduciary Responsibility.

(a)In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arranger or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)Each Credit Party acknowledges and agrees that each Lender, the Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the credit facilities provided herein) and without any duty to account therefor to any other Lender, the Arranger, the Borrower or any Affiliate of the foregoing.  Each Lender, the Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the credit facilities provided herein or otherwise without having to account for the same to any other Lender, the Arranger, the Borrower or any Affiliate of the foregoing.

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SECTION 11.21Inconsistencies with Other Documents.  In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 11.22Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 11.23Erroneous Payments..

(a)Each Lender, the Issuing Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Lender or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.23(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and

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collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment.  Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration.  The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.9 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

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(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.23 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)Each party’s obligations under this Section 11.23 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)Nothing in this Section 11.23 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

SECTION 11.24Acknowledgment Regarding Any Supported QFCs..  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties

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with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 11.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 11.25Amendment and Restatement..  This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date.  The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement.  On the Closing Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Commitment of the Lenders hereunder.

ARTICLE XII

GUARANTY

SECTION 12.1The Guaranty.  Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Hedge Bank, each Cash Management Bank, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Secured Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Secured Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without

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any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Secured Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Hedge Agreement or Cash Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

SECTION 12.2Obligations Unconditional.  The obligations of the Guarantors under Section 12.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Hedge Agreement or Cash Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Secured Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article XII until such time as the Secured Obligations under the Loan Documents (other than contingent indemnification and expense reimbursement obligations not then due or asserted) have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Secured Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of any of the Loan Documents, any Hedge Agreement between any Credit Party and any Hedge Bank, or any Cash Management Agreement between any Credit Party and any Cash Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Hedge Agreement or such Cash Management Agreements shall be done or omitted;

(c)the maturity of any of the Secured Obligations shall be accelerated, or any of the Secured Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Hedge Agreement between any Credit Party and any Hedge Bank or any Cash Management Agreement between any Credit Party and any Cash Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Hedge Agreement or such Cash Management Agreements shall be waived or any other guarantee of any of the Secured Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Secured Obligations shall fail to attach or be perfected; or

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(e)any of the Secured Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Hedge Agreement between any Credit Party and any Hedge Bank or any Cash Management Agreement between any Credit Party and any Cash Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Hedge Agreement or such Cash Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

SECTION 12.3Reinstatement.  The obligations of the Guarantors under this Article XII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 12.4Certain Additional Waivers.  Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Secured Obligations, except through the exercise of rights of subrogation pursuant to Section 12.2 and through the exercise of rights of contribution pursuant to Section 12.6.

SECTION 12.5Remedies.  The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Secured Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 12.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Secured Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Secured Obligations being deemed to have become automatically due and payable), the Secured Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 12.1.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

SECTION 12.6Rights of Contribution.  The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Secured Obligations under the Loan Documents (other than contingent indemnification and expense reimbursement obligations not then due or asserted) have been paid in full and the Commitments have terminated.

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SECTION 12.7Guarantee of Payment; Continuing Guarantee.  The guarantee in this Article XII is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Secured Obligations whenever arising.

SECTION 12.8Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XII, or otherwise under this Agreement or any other Loan Document, voidable under Debtor Relief Laws, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Obligations and all the obligations of the Guarantors shall have been paid in full in cash and the Commitments terminated.  Each Qualified ECP Guarantor intends that this Section 12.8 constitute, and this Section 12.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of the Commodity Exchange Act.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the date first above written.

BORROWER:RUTH’S HOSPITALITY GROUP, INC.

By:       /s/ Kristy Chipman
Name: Kristy Chipman
Title:    EVP, Chief Financial Officer and Treasurer

GUARANTORS:RCSH OPERATIONS, INC.

By:       /s/ Kristy Chipman
Name: Kristy Chipman
Title:    EVP and Chief Financial Officer

RCSH OPERATIONS, LLC

By:       /s/ Kristy Chipman
Name: Kristy Chipman
Title:    EVP and Chief Financial Officer

RUTH’S CHRIS STEAK HOUSE BOSTON, LLC

By:       /s/ Kristy Chipman
Name: Kristy Chipman
Title:    EVP, Chief Financial Officer and Treasurer

RUTH’S CHRIS STEAK HOUSE FRANCHISE, LLC

By:       /s/ Kristy Chipman
Name: Kristy Chipman
Title:    Director

RCSH MANAGEMENT, INC.

By:       /s/ Kristy Chipman
Name: Kristy Chipman
Title:    EVP, Chief Financial Officer and Treasurer

RHGI GIFTCO, INC.

By:       /s/ Kristy Chipman
Name: Kristy Chipman
Title:    EVP, Chief Financial Officer and Treasurer

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AGENT AND LENDERS:WELLS FARGO BANK, NATIONAL

ASSOCIATION, as Administrative Agent,

Swingline Lender, Issuing Lender and Lender

By:       /s/ Denise Crouch

Name: Denise Crouch

Title:    Vice President

2

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TD BANK, N.A.,

as Lender

By:       /s/ Sterling Harrell

Name:  Sterling Harrell

Title:    Managing Director

3

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JPMORGAN CHASE BANK, N.A.,

as Lender

By:       /s/ Caroline Eagan

Name:  Caroline Eagan

Title:    Vice President

4

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